EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

DUAL STEP UP SEGMENT OPTION RIDER

This Rider is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider.

This Rider is effective immediately.

The following is added to the definition of Segment Rate of Return:

SECTION [2.01(n)] SEGMENT RATE OF RETURN

For the Dual Step Up Segment Option, your Segment Rate of Return on the Segment Maturity Date is determined as follows:

If the Index Performance Rate:	Then the Segment Rate of Return will be:
When multiplied by the Participation Rate is positive	Equal to the Performance Cap Rate[, minus the cumulative Contract Fee]
Is between zero and the Segment Buffer, inclusive of both
Is more negative than the Segment Buffer	Negative to the extent the percentage decline exceeds the Segment Buffer[, minus the cumulative Contract Fee]

The following is added to the Segment Interim Value section:

SECTION [2.04] SEGMENT INTERIM VALUE

For the Dual Step Up Segment Option, at the time the Segment Interim Value is determined, the Fair Value of Hypothetical Derivatives is calculated using an option pricing model for valuing two different hypothetical options: (1) buying an In-the-Money Binary Call Option and (2) selling an Out-of-the-Money Put Option.

“In-the-Money Binary Call Option” gives the right to receive the relevant Index equal to the Segment Investment multiplied by the Performance Cap Rate on the scheduled Segment Maturity Date if the Index price on the Segment Maturity Date is at or higher than on the Segment Start Date decreased by the Segment Buffer.

“Out-of-the-Money Put Option” gives the right to sell the relevant Index equal to the Segment Investment on the scheduled Segment Maturity Date, at the Index price on the Segment Start Date decreased by the Segment Buffer.

1
ICC25-DSU-Z

RIDER CHARGE

There is no charge for this Rider.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[
Mark Pearson, Chief Executive Officer]	José Ramón González Chief Legal Officer and Secretary]

2
ICC25-DSU-Z